Exhibit 10.3

WEBSTER FINANCIAL CORPORATION
AMENDMENT NUMBER 2
TO
AMENDED AND RESTATED
1992 STOCK OPTION PLAN

The Webster Financial Corporation 1992 Stock Option Plan, as amended and restated effective October 23, 2006 (the “Plan”) and most recently amended January 28, 2007 is hereby amended as set forth below, effective as of the date of adoption of this Amendment Number 2 by the Board of Directors of Webster Financial Corporation (the “Corporation”), as provided below:

1.	Section 17(d) of the Plan is amended to read in its entirety as follows:

(d) Change of Control Accelerated Vesting. With the exception of any officer who declines to execute the amendment to the Change of Control Employment Agreement approved by the Board on January 31, 2005, and except as may otherwise be explicitly provided in an Award Agreement, even if Incentive Awards are assumed or continued in connection with such transaction, Incentive Awards outstanding to eligible individuals who continue render services to the Corporation or a Subsidiary immediately prior to a Change of Control shall become fully vested, and, in the case of Options or SARs, exercisable, upon the Change of Control; provided that any Performance-Based Stock award that shall become fully vested pursuant to this Section 17(d) shall vest at the greater of (i) the target level determined under the Award Agreement or (ii) the amount determined immediately prior to such consummation of the Change of Control as though that were the end of the performance period.

2. Except as amended above, the Plan shall remain unchanged in all other respects.

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This Amendment Number 2 to the Plan was duly adopted and approved by the Board of Directors of the Corporation on April 26, 2007.